EXHIBIT 14(H)

401(k)
Beneficiary Designation Form
Colonial Retirement Plan

Employer/Plan Name
Participant Name  Social Security Number    -        -
Type of Plan:  (Check appropriate box)
[ ] Money Purchase Pension
[ ] Combination Money Purchase Pension and Profit Sharing
[ ] Profit Sharing    401(k)

Notice of Preretirement Death Benefit

[ ] I am not married and I understand that if I die before my benefits under the above Plan begin, my benefits will be paid to my estate UNLESS

I designate a beneficiary. If I want someone other than my estate to receive these preretirement death benefits, I will designate this beneficiary below.

Complete for Money Purchase Pension Plan OR Combination Money Purchase Pension and Profit Sharing Plan

[ ] I am married and I understand that if I die before my benefits under the Plan begin, my benefits will be paid to my surviving spouse in the form of an annuitized distribution, UNLESS I designate another beneficiary and my spouse consents to this in writing. If I want someone other than my spouse to receive these preretirement death benefits, I will designate this beneficiary below and my spouse will consent to this in the Spousal Consent section of this form. I also understand that if I am under 35, this beneficiary designation will be effective only until the first day of the Plan Year in which I turn 35, and at that time the qualified preretirement survivor annuity coverage payable to my spouse will automatically be reinstated unless I again designate another beneficiary and my spouse consents to this in writing.

Complete for either Profit Sharing OR 401(k) Plan

[ ] I am married and I understand that if I die before my benefits under the above Plan begin, my benefits will be paid to my surviving spouse, UNLESS I designate another beneficiary and my spouse consents to this in writing. If I want someone other than my spouse to receive these preretirement death benefits, I will designate this beneficiary below and my spouse will consent to this in the Spousal Consent section of this form.

Beneficiary Designation

Instead of my estate, if unmarried, or my spouse, if married, I designate the following beneficiaries to receive the preretirement death benefits under my Plan. This election shall revoke any previous elections made by me. In the event of my death, pay any benefits I may have under said Plan in equal portions, unless otherwise indicated, to the following Primary Beneficiary(ies):

Name     Relationship      % (no fractions)     Date of Birth     Social Security Number

                                                                       -      -

                                                                       -      -

If none of the above-named Primary Beneficiaries survives me, pay any benefits I may have under the Plan in equal portions, unless otherwise indicated, to the following alternative Beneficiary(ies) or the survivor(s) thereof:

Name     Relationship      % (no fractions)     Date of Birth     Social Security Number

                                                                       -      -

                                                                       -      -

I understand that the beneficiaries named herein may be changed or revoked at any time by filing a new beneficiary form and, if I am married, a new spousal consent, and that this designation is effective only with my current spouse who has signed below.

X
Signature of Participant   Date     Print Name of Participant

Spousal Consent

I have read the Notice of Preretirement Death Benefit and Beneficiary Designation and consent to their terms. I acknowledge and understand that if my spouse is a participant in a Colonial Money Purchase Pension Plan or Combination Money Purchase Pension and Profit Sharing Plan, I am waiving my right to have my spouse's Vested Account Balance under the Plan paid to me in an annuitized distribution for my life. I further understand that this consent is irrevocable unless my spouse revokes the Beneficiary Designation.

X
Signature of Spouse        Date     Print Name of Spouse

X
Signature of Witness       Date     Print Title of Witness
                                    (Notary Public or Plan Administrator)


Notary Seal (If Applicable)                                   Commission Expires
Colonial Investors Service Center, Inc.     QK-030C-0496   (5/96)

401(k)
Participant Enrollment Form

Participant Enrollment Form
Colonial
401(k) Retirement Plan

Plan Name

Section I: Employee Information (Please Print)

Name

Address



City                       State    Zip

Date of Birth    /  /      Date of Hire    /  /

Social Security #     -     -

[ ] I wish to participate in the 401(k) tax deferred savings plan and agree to the terms of the plan.

[ ] I do not wish to participate in the 401(k) tax deferred savings plan. I understand that I may participate at a future date, if eligible. (Complete
    Section IV only)

Section II: Salary Reduction

As a participant in my employer's 401(k) plan, I authorize my employer to withhold the amount indicated below from my compensation each pay period following the date of this agreement. I also direct the employer to pay to the trustee these amounts withheld for investment in my accounts selected in Section III.

15%

14%

13%

12%

11%

10%

9%

8%

7%

6%

5%

4%

3%

2%
or $ _____________ per pay period.

Note: The participant shall have the right to change, amend, or otherwise revoke this agreement at least quarterly each plan year.


Section III: Investment Election

Indicate how you want your contribution from Section II allocated. Your total must equal 100%. For information on the investments, please refer to the specific Fund prospectus(es).

Fund Name(s)               %
1.

2.

3.

4.

5.
         Total = 100%


Section IV: Signature

X
Employee Signature                          Date

I have carefully read the prospectus(es) of the Fund(s) listed above, which contain(s) more complete information, including fees, risks, and expenses.

Section V: Employer Certification

Name of Employer

X
Employer Signature                          Date

Colonial Investors Service Center, Inc.     QK-030C-0496   (5/96)

How Do I Enroll?

Step 1 -- Complete this Enrollment Form

Section I -- All eligible employees should complete this section, providing their employee information. Indicate whether or not you are participating in the company 401(k) program.

If you are participating, complete the balance of this enrollment form.

If you are not participating, go to Section IV. Sign and date the form and give it to your employer.

Section II -- If participating, indicate the amount of your salary reduction either by checking (4) the appropriate percentage box or by completing the dollar amount per pay period.

Section III -- Indicate what Colonial fund(s) you desire for your investments based upon the funding choices made available for the plan by your employer. Select whole percentages only, keeping in mind that they must total 100%.

Section IV -- Sign and date the enrollment form and give it to your employer.

Step 2 -- Complete the Beneficiary Form

Also included in the enrollment package is a Beneficiary Designation Form. If desired, you may complete the form to name or change your beneficiary. Please be advised that failure to complete the beneficiary form will result in automatic defaults. Refer to the beneficiary form for further information.

Sign and date the beneficiary form and give it to your employer.